Exhibit 99.1

Aadi Bioscience Appoints Emma Reeve to its Board of Directors

LOS ANGELES, Sept. 13, 2021 — Aadi Bioscience, Inc. (“Aadi”) (Nasdaq: AADI), a clinical-stage biopharmaceutical company focusing on precision therapies for genetically-defined cancers with alterations in mTOR pathway genes, today announced the appointment of Emma Reeve to its Board of Directors as Audit Committee Chair. Ms. Reeve brings over 25 years of value creation in pharmaceutical, medical device and bio-pharma service companies and a successful track record of transitioning companies from private to public. She currently sits on the boards of PTC Therapeutics (Nasdaq: PTCT) and privately-held Ribon Therapeutics and is Audit Committee Chair at both companies, and was recently appointed to the board of Editas Medicine (Nasdaq: EDIT). Most recently, Ms. Reeve was Chief Financial Officer of Constellation Pharmaceuticals, a development-stage oncology company, which went public in 2018 and raised over $600 million in public and private financings during her tenure. Ms. Reeve was a key member of the team that sold the company to MorphoSys AG for a total consideration of approximately $1.7 billion in 2021.

“We welcome Ms. Reeve to our Board at this pivotal time for Aadi as we are emerging post-IPO and transitioning to become a fully integrated biopharmaceutical company,” stated Caley Castelein, M.D., Aadi Board Chairman. “As Aadi prepares for the potential commercialization of its investigational candidate, nanoparticle albumin-bound mTOR inhibitor, FYARRO™ (sirolimus albumin-bound nanoparticles for injectable suspension, nab-sirolimus ABI-009) for PEComa, and advances its registrational trial in patients harboring TSC1 and TSC2 inactivating alterations, the addition of Emma’s expertise in transitioning and growing a newly public oncology company will be invaluable to Aadi and her appointment will complement our recently appointed Board.”

Ms. Reeve stated, “Aadi has executed an impressive debut to access the public markets and is facing an exciting inflection point with the upcoming November 26 target action date under PDUFA for FYARRO in PEComa as well as its pursuit of the tumor agnostic approach in TSC1 and TSC2 alterations. I am delighted to join its Board to maximize the Company’s opportunity to help patients with genetically-driven cancers during this important growth period for the organization. I look forward to collaborating with Aadi’s talented and driven team.”

Ms. Reeve holds a Bachelor’s of Science from the University of London Imperial College and is a Chartered Accountant (ACA).

About Aadi Bioscience and FYARRO™

Aadi is a clinical-stage biopharmaceutical company developing precision therapies for genetically-defined cancers. Aadi’s primary goal is to bring transformational therapies to cancer patients with mTOR pathway driver alterations such as alterations in TSC1 or TSC2 genes, where other mTOR inhibitors have not or cannot be effectively exploited due to problems of pharmacology, effective drug delivery, safety, or effective targeting to the disease site. Aadi’s lead product candidate is FYARROTM (sirolimus albumin-bound nanoparticles for injectable suspension; nab-sirolimus; ABI-009), an mTOR inhibitor bound to human albumin that has demonstrated significantly higher tumor accumulation, greater mTOR target suppression, and increased tumor growth inhibition over other mTOR inhibitors in preclinical models2.

Aadi’s registration trial of FYARRO in advanced malignant PEComa (the “AMPECT trial”) demonstrated meaningful clinical efficacy in malignant PEComa1, a type of cancer with the highest known alteration rate of TSC1 or TSC2 genes. FYARRO has received Breakthrough Therapy, Fast-Track and Orphan Designations from the U.S. Food and Drug Administration (FDA). A rolling New Drug Application (NDA) submission was completed in May 2021 for this indication and the FDA accepted the NDA in July 2021 and granted Aadi Priority Review status with a Prescription Drug User Fee Act (“PDUFA”) target action date of November 26, 2021.

Based on the AMPECT trial and emerging data for FYARRO in other solid tumors with TSC1 or TSC2 inactivating alterations3, and following discussions with the FDA, Aadi plans to initiate a tumor-agnostic registrational trial in mTOR inhibitor-naïve solid tumors harboring TSC1 or TSC2 inactivating alterations by the end of 2021. Aadi also has ongoing studies to evaluate dosing of FYARRO in combination regimens. FYARRO is an investigational drug that has not been approved by the FDA for commercial distribution in the United States. More information is available on the Aadi website at www.aadibio.com.

Forward-Looking Statements

Aadi Bioscience, Inc. (“Aadi”, “The Company”) cautions you that certain statements included in this press release that are not a description of historical facts are forward-looking statements. These statements are based on Aadi’s current beliefs and expectations. Forward-looking statements include statements regarding: FYARRO, including expectations regarding the clinical responses and safety profile, regulatory approval and commercialization, and the timing of the initiation of additional clinical trials. Actual results could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to Aadi’s ability to obtain, or the timeline to obtain, regulatory approval from the FDA and other regulatory authorities for FYARRO in advanced malignant PEComa; risks related to Aadi’s ability to successfully commercialize, including the timing of a commercial launch of FYARRO in advanced malignant PEComa; uncertainties associated with the clinical development and regulatory approval of FYARRO, including potential delays in the commencement, enrollment and completion of clinical trials; the risk that interim results of clinical trials may not be reproduced and do not necessarily predict final results; the risk that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available;

the risk that unforeseen adverse reactions or side effects may occur in the course of developing and testing FYARRO; risks associated with the failure to realize any value from FYARRO in light of inherent risks and difficulties involved in successfully bringing product candidates to market; risks related to Aadi’s estimates regarding future expenses, capital requirements and need for additional financing; and risks related to the impact of the COVID-19 outbreak on Aadi’s operations, the biotechnology industry and the economy generally.

Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in Aadi’s reports and other documents that Aadi has filed, or will file, with the SEC from time to time and available at www.sec.gov.

All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, Aadi undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

FYARRO™ is a trademark of Aadi Bioscience, Inc.

References:

[1]	ASCO 2020 Abstract: https://ascopubs.org/doi/abs/10.1200/JCO.2020.38.15_suppl.11516?af=R
[2]	AACR 2019 Abstract: https://cancerres.aacrjournals.org/content/79/13_Supplement/348
[3]	ASCO 2021 Abstract: https://meetings.asco.org/abstracts-presentations/197602

Contacts

Investors:

Investors:

Irina Koffler

ikoffler@lifesciadvisors.com